News Release

Berry Petroleum Company                  Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300            E-mail:  ir@bry.com
Bakersfield, California 93309-0640     Internet:  www.bry.com

Contacts: Robert F. Heinemann, President and CEO
          Ralph J. Goehring, Executive Vice President and CFO

              BERRY PETROLEUM CLOSES ACQUISITION
              OF YUMA COUNTY NIOBRARA GAS ASSETS

Bakersfield, CA - January 28, 2005 - Berry Petroleum Company (NYSE:BRY) has closed the previously announced acquisition of Yuma County, Colorado, Niobrara natural gas assets from J-W Operating Company. The acquisition consists of a 52% working interest ownership (43% net revenue interest) in approximately 130,000 gross acres and over 650 producing gas wells concentrated in 20 productive fields in northeastern
Colorado,   as  well  as  100%  ownership  in  certain   gas
compression   and   transportation   assets.   Current   net
production is approximately 8.8 million cubic feet of natural gas per day and the Company estimates net proved reserves to be approximately 87 billion cubic feet. The adjusted purchase price of $105 million will be financed by
bank   borrowings   under  the  Company's  existing   credit
facility.

Robert F. Heinemann, president and CEO of Berry Petroleum Company, stated, "The Yuma County properties provide Berry a solid producing asset with significant development opportunities. Our on-going strategy is to lighten our production mix and strengthen our development portfolio. We like this asset because of its low geologic risk, repeatable development opportunities and low operating costs. We have identified over 150 drilling locations on 80-acre development spacing and an additional 500 locations on 40-acre spacing."

Michael Duginski, senior vice president of corporate development, added, "Combining this acreage and the acreage from the pending Tri-state acquisition from Bill Barrett Corporation provides Berry with interests in almost 500,000 acres in the Niobrara play. This provides us with a solid base of production as well as the opportunity to create further significant value upon exploration and development success. Recent increases in pipeline capacity have provided an outlet for more production from this region which should improve our gas sales price. Prices for this region currently are about $.85 per thousand cubic feet (Mcf) lower than the Henry Hub index."

Logan Magruder, senior vice president of operations for the Rocky Mountain region, added, "We are excited to take control of this quality producing asset and are proceeding to quickly integrate the assets into Berry. We have added the right people to our engineering and operational staff, many of whom are already familiar with this asset. We plan to drill 60 wells and complete 25 workovers this year in the Niobrara formation with an expected investment of approximately $5 million. We will start drilling in the first quarter of 2005 and aggressively pursue cost reduction opportunities to seek to lower the operating cost below $1.50 per Mcf."

ABOUT BERRY PETROLEUM

Berry Petroleum Company is a publicly traded independent oil
and   gas   production   and   exploitation   company   with
headquarters in Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, drilling, development and operating risks, a limited marketplace for electricity sales within California, counterparty risk, acquisition risks, competition, environmental risks, litigation uncertainties, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.


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